ADVISORONE FUNDS

AMENDED RULE 18f-3 PLAN FOR MULTIPLE CLASSES OF SHARES

WHEREAS, Advisor One Funds (the "Trust") is a Delaware business trust, registered under the Investment Company Act of 1940, as amended (the "1940 Act"), with the Securities and Exchange Commission (the "SEC") as an open-end management investment company;

WHEREAS, pursuant to the terms of the Trust's Declaration of Trust, as well as the 1940 Act and the rules and regulations thereunder, the Board of Trustees of the Trust (the "Board") has authority to approve and authorize the issuance of, and has approved and authorized the issuance of each class of shares of beneficial interest (“Shares”) of each series of the Trust (individually a “Fund” and collectively the “Funds”) and each class of Shares (individually a “Class” and collectively the “Classes”) described in Appendix A and further described with regard to specific series of the Trust in Appendices B and C, as may be amended.

WHEREAS, the Trust wishes to adopt this Plan for Multiple Classes of Shares (the "Multi-Class Plan"), which is a plan as contemplated by Rule 18f-3 of the 1940 Act; and

WHEREAS, at a meeting held on September 23, 2004, the Board, including a majority of the Trustees who are not interested persons of the Trust (as defined in section 2 (a)(19) of the 1940 Act) (the "Independent Trustees"), approved and adopted this Revised Multi-Class Plan and determined that this Multi-Class Plan is: (a) in the best interest of the holders of Class C Shares of each Fund issuing those shares; (b) in the best interest of the holders of Class N Shares of each Fund issuing those shares and (c) in the best interests of the Trust as a whole;

NOW THEREFORE, this Multi-Class Plan, as appended, and as may be amended from time to time, shall remain in effect until such time as the Board terminates this Multi-Class Plan.

IN WITNESS WHEREOF, the Trust has executed this Multi-Class Plan on the day and year set forth below.

ADVISORONE FUNDS

By:  _________________________

Title: ________________________

APPENDIX A

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  FUNDS AND CLASSES AS OF SEPTEMBER 23, 2004

FUND	CLASS	FUND	CLASS
Amerigo Fund	C N	Dunham Real Estate Stock Fund	C N

Clermont Fund	C N	Dunham Appreciation & Income Fund	C N

Dunham Short-Term Bond Fund	C N	Dunham International Stock Fund	C N

Dunham Corporate/Government Fund	C N	Dunham Large Cap Value Fund	C N

Dunham Total Return Bond Fund	C N	Dunham Small Cap Value Fund	C N

Dunham High Yield Bond Fund	C N	Dunham Large Cap Growth Fund	C N

Dunham Market Neutral Fund	C N	Dunham Emerging Markets Fund	C N
		Dunham Small Cap Growth Fund	C N

2.  ALLOCATION OF CLASS EXPENSES

Class C and Class N Shares of a Fund, if applicable, represent an interest in the same portfolio of securities of the Trust and have no exchange privileges or conversion features except as noted below. Each class of shares shall have the same rights, preferences, voting powers, restrictions and limitations, except as follows:

(a)

expenses related to the distribution of a class of shares or to the services provided to shareholders of a class of shares shall be borne solely by such class;

(b)

each class will bear different Class Expenses (as defined below);

(c)

each class will have exclusive voting rights with respect to matters that exclusively affect such class and separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class; and

(d)

each class will bear a different name or designation.

The Board, acting in its sole discretion, has determined that the following expenses attributable to the shares of a particular class ("Class Expenses") will be borne solely by the class to which they are attributable:

(1)

asset-based distribution, account maintenance and shareholder service fees, and

(2)

extraordinary non-recurring expenses including litigation and other legal expenses relating to a particular class.

Investment advisory fees, custodial fees, and other expenses relating to the management of a Fund's assets shall not be allocated on a class-specific basis.

3.  ALLOCATION OF FUND INCOME AND EXPENSES

Income, realized and unrealized capital gains and losses, and expenses that are not allocated to a specific class pursuant to Section 2 above, shall be allocated to each class of a Fund on the basis of the net asset value of that class in relation to the net asset value of the Fund.

4.  EXPENSE WAIVERS OR REIMBURSEMENTS

All expense waivers or reimbursements will be in compliance with Rule 18f-3 issued under the 1940 Act.

5.  AMENDMENTS

This Multi-Class Plan may not be amended to change any material provision unless such amendment is approved by a vote of the majority of the Board, including a majority of the Trustees who are not interested persons of the Trust, based on its finding that the amendment is in the best interest of each class individually and the Trust as a whole.

APPENDIX B:  AMERIGO and CLERMONT FUNDS

ADVISORONE FUNDS

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class C Shares are offered at their net asset value per share, with a contingent deferred sales charge of 1% on shares that are sold within eighteen months of their purchase. In some circumstances, this sales charge may be waived for certain investors. There will be no contingent deferred sales charge on shares acquired through reinvestment of dividends. The contingent deferred sales charge will be based on the original purchase cost or the current market value of the shares being sold, whichever is less.

Class C Shares also are subject to a distribution fee and an account maintenance fee (as provided for by the Class C Distribution Plan and Agreement Pursuant to Rule 12b-1 under the Investment Company Act of 1940) of 0.75% and 0.25% respectively, of the average daily net assets of the Fund. The minimum initial investment for Class C Shares is $2,500 ($2,000 for individual retirement accounts).

Class N Shares of the Amerigo Fund and the Clermont Fund are offered at their net asset value per share without any initial or contingent –deferred sales charge and are not subject to any asset-based distribution or account maintenance fee. The minimum initial investment for Class N Shares is $2,500 ($2,000 for individual retirement accounts).

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or the SEC applicable to mutual fund distribution and service fees.

2.  EXCHANGES

Shares of each Class may be exchanged for shares of the same Class of the other Fund.

APPENDIX C: THE DUNHAM FUNDS SERIES OF ADVISORONE FUNDS

 RULE 18F-3 PLAN FOR MULTIPLE CLASSES OF SHARES

1.  CLASS DISTRIBUTION AND SHAREHOLDER SERVICES FEES

Class C Shares are offered at their net asset value per share, without any initial sales charge or contingent deferred sales charge.

The Funds have adopted a Plan of Distribution pursuant to Rule 12b-1 under the 1940 Act (the “12b-1 Plan”), pursuant to which Class C Shares pay the Distributor or other entities compensation accrued daily and payable monthly for distribution services.  Class C Shares charge Rule 12b-1 fees at the annual rate of 0.75% for the Equity Funds and 0.50% for the Fixed Income Funds of a Fund’s net assets attributable to said Class C Shares.

Pursuant to a Shareholder Servicing Plan (the “Servicing Plan,” together with the 12b-1 Plan, the “Plans”), adopted for each Fund’s Class C shares, Class C Shares shall pay the Distributor or other entities compensation accrued daily and payable monthly for shareholder services.  Class C Shares charge shareholder servicing fees at the annual rate of up to 0.25% of average daily net assets attributable to Class C shares.  The minimum initial investment for Class C Shares is $5,000 ($2,000 for tax-deferred accounts).

Class N Shares are offered at their net asset value per share without any initial sales charge and are not subject to any asset-based distribution or account maintenance fee.  The minimum initial investment for Class N Shares is $100,000 complex-wide among the Dunham Funds for taxable funds and $50,000 complex-wide among the Dunham Funds for tax-deferred accounts ($2,000 for individual retirement accounts).  In some circumstances, such minimums may be waived for certain investors. There is no minimum initial investment on a per Fund basis for Class N shares.

Shares of a Fund may be exchanged without payment of any exchange fee for shares of another Fund of the same Class at their respective net asset values.

Notwithstanding the foregoing, the aggregate amounts of any asset-based distribution and/or account maintenance fee paid by the Trust shall not exceed such amount as is permitted under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc. (the "NASD"), as amended from time to time, and any other rules or regulations promulgated by the NASD or the SEC applicable to mutual fund distribution and service fees.

2.  EXCHANGES

Shares of each Class may be exchanged for shares of the same Class of the other Fund.